Exhibit 99.1

SCNRG, LLC

Report of Independent Registered Public Accounting Firm

To the Members of SCNRG, LLC

We have audited the accompanying statements of financial condition of SCNRG, LLC (the “Company”) as of August 31, 2013 and 2012, and the related statements of operations and changes in members’ equity and cash flows for each of the two-years ended August 31, 2013. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of  SCNRG, LLC  as of  August 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ L.L. Bradford & Co.
Las Vegas, Nevada
December 24, 2013

SCNRG, LLC
Statements of Financial Condition

	August 31,
	2013	2012
ASSETS
Current assets:
Cash	$8,298	$7,822
Accounts receivable	18,755	13,554
Inventory	7,064	8,520
Prepaid expenses	2,658	2,005
Total current assets	36,775	31,901

Fixed assets:
Machinery and equipment, net of accumulated
depreciation of $15,179 and $11,132, respectively	13,156	17,202

Other assets:
Capitalized oil and gas properties, net of accumulated
depletion of $59,878 and $46,323, respectively	297,590	311,145

Total assets	$347,521	$360,248

LIABILITIES AND MEMBERS' (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued expenses	$31,018	$16,304
Net profits interest payable, current portion	12,109	11,043
Total current liabilities	43,127	27,347

Long-term liabilities:
Loans payable - related party	89,833	72,333
Asset retirement obligations	103,299	95,206
Net profits interest payable, net of current portion	112,488	124,597
Total long-term liabilities	305,620	292,136

Total liabilities	348,747	319,483

Commitments:	-	-

Members' equity (deficit):
Members' capital (deficit)	(1,226)	40,765
Total members' (deficit) equity	(1,226)	40,765

Total liabilities and members' (deficit) equity	$347,521	$360,248

The accompanying notes are an integral part of these financial statements

SCNRG, LLC
Statements of Operations and Changes in Members' Equity
	Year Ended
	August 31,
	2013	2012

Oil revenues	$80,792	$83,599

Expenses:
Direct operating costs	58,797	42,556
Depreciation, depletion and amortization	25,695	25,387
Professional fees	16,790	9,294
General and administrative expenses	8,636	5,587
Total expenses	109,918	82,824

Net operating (loss) income	(29,126)	775

Other income (expense):
Interest expense	(12,865)	(13,911)
Total other income (expense)	(12,865)	(13,911)

Net (loss)	$(41,991)	$(13,136)

Members' Equity - beginning	$40,765	$53,901

Permanent capital contributions	-	-
Net (loss)	(41,991)	(13,136)

Members' (deficit) equity - ending	$(1,226)	$40,765

The accompanying notes are an integral part of these financial statements

SCNRG, LLC
Statements of Cash Flows
	Year Ended
	August 31,
	2013	2012
Cash flows from operating activities
Net (loss)	$(41,991)	$(13,136)
Depreciation, depletion and amortization	17,602	17,928
Accretion of asset retirement obligation	8,093	7,459
Adjustments to reconcile net (loss) to cash
from operating activities:
Accounts receivable	(5,201)	(5,928)
Inventory	1,456	(74)
Prepaid expenses	(654)	(723)
Accounts payable and accrued expenses	27,579	(15,370)
Net cash provided by (used in) operating activities	6,884	(9,844)

Cash flows from financing activities
Proceeds from loans payable - related party	17,500	42,000
Payment on net profits interest agreement	(23,908)	(25,810)
Net cash (used in) provided by financing activities	(6,408)	16,190

Net change in cash	476	6,346
Cash, beginning	7,822	1,476
Cash, ending	$8,298	$7,822

Supplemental disclosures:
Interest paid	$12,865	$13,911

The accompanying notes are an integral part of these financial statements

SCNRG, LLC
Notes to the Financial Statements

Note 1 – Nature of Business

SCNRG, LLC (“Company”, “we”, “us” or “our”) was formed on November 30, 2009 under the laws of the State of California as a limited liability company. We are an independent energy company engaged in the business of producing and selling crude oil. These operations currently consist of a single property known as the “DEEP Lease”, “DEEP” or the “DEEP property”, located near Bakersfield, California, in which we have a 66.67% non-operating working interest, acquired in December 2009. Additionally, we hold an option to purchase the remaining 33.33% interest for an aggregate price of $325,000, which expires on December 31, 2013 if not exercised by that date.  The DEEP Lease is currently, and was at all times during the periods presented, operated by a third-party operator (see Note 7). In the future, we aim to acquire and subsequently develop additional oil and gas properties or leases with proven undeveloped potential, as well as further develop DEEP.

On September 28, 2013, we entered into an Agreement and Plan of Reorganization with Sara Creek Gold Corp. (“SCGC” or “Sara Creek”), a publicly-traded company, whereby we became a wholly-owned subsidiary of SCGC in exchange for 14 million shares of SCGC common stock issued to our members.  The closing of our acquisition by SCGC occurred on October 25, 2013.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

 The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates included in the financial statements are: (1) oil revenues and reserves; (2) depletion; (3) accrued assets and liabilities; (4) asset retirement obligations; and (5) net profits interest payable.  Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates.  Actual results could differ from those estimates.

Cash and Cash Equivalents

 Cash is held in a business checking account with a major financial institution.  Our policy is to consider all highly liquid investment instruments purchased with original maturities of three months or less to be cash equivalents for purposes of the statements of cash flows and other statements. To date, cash on deposit has not exceeded federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable represent oil sales, and are collected by the DEEP operator in the month following sale.  After deducting and paying the appropriate royalties, the operator either promptly remits our share of the net proceeds to us, or offsets the net proceeds against joint interest billings for our share of production and other costs.  We regularly review receivables to insure that the amounts will be collected and establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method.  There were no reserves for uncollectible amounts in the periods presented.

Note 2 - Summary of Significant Accounting Policies, continued

Inventory

Inventory consists of oil that has been produced and stored in a tank on the DEEP property.  Inventory is valued at the lower of average cost and market.

Financial instruments

Financial instruments consist of cash, accounts receivable, accounts payable and notes payable. Recorded values of cash, receivables, accounts payable and accrued liabilities approximate fair values due to the short maturities of such instruments.  Recorded values for notes payable approximate fair values, since their stated or imputed interest rates are commensurate with prevailing market rates for similar obligations.

Machinery and Equipment

Machinery and equipment are recorded at cost. Depreciation is on a straight-line method using the estimated lives of the assets (3-15 years). Expenditures for maintenance and repairs are charged to expense.

Oil Properties

We follow the full-cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, and exploration and development activities.  We do not capitalize any costs related to production, general corporate overhead or similar activities.  Surface equipment on a property is also part of the amounts capitalized.

Under the full-cost method, capitalized costs are depleted (amortized) on a composite unit-of-production method based on proved oil reserves.  If we maintain the same level of production year over year, the depletion expense may be significantly different if our estimate of remaining reserves changes significantly. Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the relationship between costs and the value of proved reserves or the underlying value of unproved properties, in which case a gain or loss is recognized. The costs of unproved properties are excluded from amortization until the properties are evaluated. Going forward, as a result of being acquired by SCGC (see note 8), we review all of our unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties, and if impairment has occurred. Unevaluated properties are assessed individually when individual costs are significant.

Going forward, as a result of being acquired by SCGC, we will review the carrying value of our oil properties under the full-cost accounting rules of the U.S. Securities and Exchange Commission (“SEC”) on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues (adjusted for cash flow hedges) less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. In calculating future net revenues, current SEC regulations require us to utilize prices at the end of the appropriate quarterly period. Such prices are utilized except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts, including the effects of derivatives qualifying as cash flow hedges. Two primary factors impacting this test are reserve levels and current prices, and their associated impact on the present value of estimated future net revenues. Revisions to estimates of oil reserves and/or an increase or decrease in prices can have a material impact on the present value of estimated future net revenues. Any excess of the net book value, less deferred income taxes, is generally written off as an expense. Under SEC regulations, the excess above the ceiling is not expensed (or is reduced) if, subsequent to the end of the period, but prior to the release of the financial statements, oil prices increase sufficiently such that an excess above the ceiling would have been eliminated (or reduced) if the increased prices were used in the calculations.

 Note 2 - Summary of Significant Accounting Policies, continued

Oil Properties, continued

The estimates of proved crude oil reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. Actual results could differ materially from these estimates.

Long-Lived Assets

Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value.  The carrying value of the assets is then reduced to their estimated fair value that is usually measured based on an estimate of future discounted cash flows.

Asset Retirement Obligations

Asset retirement obligations relate to the plug and abandonment costs when our wells are no longer useful, and for the cost of removing related surface facilities. We determine the value of the liability by reviewing operator estimates and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future, however, we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Revenue Recognition

Oil revenues are recognized net of royalties when production is sold to a purchaser at a fixed or determinable price, when title has transferred, and if collection of the revenue is probable.

Net Profits Interest

A Net Profits Interest (“NPI”) on the DEEP property calls for 40% of the net cash flow, as defined in the Assignment of Net Profit Interest (see Note 5), to be paid each month to the owner of the NPI.  If net cash flow is negative, such losses carry forward to be deducted against future positive net cash flow.  There is a minimum monthly payment of $1,985 (SCNRG’s 66.67% share).  Payments are required until SCNRG’s NPI payments total between $231,345 and $238,285 (the actual maximum amount within this range dependent on when SCNRG satisfies its aggregate NPI payment obligations) has been paid on or before December 31, 2022.  As of August 31, 2013, SCNRG has made NPI payments totaling $61,632.

Given its terminating nature, the discounted present value of the minimum monthly NPI payments, based on a discount rate of 10.0% per annum, was recorded as a liability at the December 1, 2009 acquisition date of the DEEP property.

Income taxes

We are not a taxable entity for U.S. federal or California income tax purposes.  Taxes on our net income are borne by our members through the allocation of taxable income.  Until July 31, 2013, we were treated as a partnership for tax purposes.  On August 1, 2013, we elected to be treated as an S-Corp.

Note 2 - Summary of Significant Accounting Policies, continued

Income taxes, continued

Net income for financial statement purposes may differ significantly from taxable income allocable to members as a result of differences between the tax basis and financial reporting basis of assets and liabilities. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each member’s tax attributes in us is not available.

Concentrations

Pursuant to a January 13, 2010 Crude Oil Purchase Contract between the operator and Plains Marketing L.P. (“PMLP”), all production from the DEEP property is sold to PMLP. The initial term of the agreement was for one year, expiring on December 31, 2010, and was automatically renewed for an additional one-year term that expired on December 31, 2011. Since January 1, 2012, the agreement has continued on a month-to-month basis and is cancellable upon thirty day’s written notice by either party.

Recent accounting pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements

Note 3 – Loans Payable, related party

We have received various loans from our members from our inception totaling $89,833 and $72,333 as of August 31, 2013 and 2012, respectively. Each loan was originally unsecured, non-interest bearing and due on demand. On September 18, 2013, we formalized each loan through the issuance of an amended and restated promissory note to each member. The amended and restated promissory notes are unsecured, bear interest at a rate of 1.66% per annum and mature no later than September 18, 2018. The unpaid principal and interest are payable upon the earlier of their maturity or upon the issuance of new debt or equity securities in a transaction or series of transactions resulting in aggregate gross proceeds to Sara Creek of a minimum of $5 million.

Loans from members consisted of the following:

	August 31,
	2013	2012

Darren Katic	$38,500	$31,000
Manhattan Holdings, LLC	38,500	31,000
Gerald Tywoniuk	12,833	10,333
Total long-term loans from members	89,833	72,333
Less current portion	-	-
Long-term loans from members	$89,833	$72,333

Note 4 – Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil wells and related surface facilities. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates.

The following shows the changes in asset retirement obligations:

Asset retirement obligations, August 31, 2011	$87,747
Liabilities incurred during the period	-
Liabilities settled during the period	-
Accretion	7,459
Asset retirement obligations, August 31, 2012	$95,206
Liabilities incurred during the period	-
Liabilities settled during the period	-
Accretion	8,093
Asset retirement obligations, August 31, 2013	$103,299

Note 5 - Net Profits Interest (“NPI”) Payable

In connection with our December 1, 2009 Purchase and Sale Agreement for DEEP, and as part of the purchase price consideration, we entered into an Assignment of Net Profit Interest with Christian Hall Petroleum (“Seller”). Pursuant to the agreement, we are required to make monthly payments to the holder in an amount equal to 40% of our share of net profit (as defined in the agreement) from production, with a stated minimum payment of not less than $1,985 per month, for a period of twelve years commencing on January 1, 2011 and expiring December 31, 2022.  Payments are required until our NPI payments total between $231,345 and $238,285 (the actual maximum amount within this range dependent on when we satisfy our aggregate NPI payment obligations).  The discounted present value of the NPI, utilizing a discount rate of 10% per annum, was recorded on December 1, 2009 in the amount of $135,466. As of August 31, 2013 and 2012 we have made NPI payments totaling $61,632 and $37,723, respectively.

Changes in the NPI liability are as follows:

NPI liability, August 31, 2011	$147,539
Accretion recorded during the period	13,911
Payments made during the period	(25,810)
NPI liability, August 31, 2012	$135,640
Accretion recorded during the period	12,865
Payments made during the period	(23,908)
NPI liability, August 31, 2013	$124,597

The current portion of the NPI liability as of August 31, 2013 and 2012 was $12,109 and $11,043 respectively.

Note 6 - Fair Value Measurements

We hold certain financial assets which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability.

Note 6 - Fair Value Measurements, continued

The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

•
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe receivables, payables and our loans approximate fair value at August 31, 2013.

•
Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•
Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

	Fair Value Measurement
August 31, 2013	Level 1	Level 2	Level 3
Capitalized oil and gas properties	$-	$-	$297,590
Net profit interest liability	-	-	(124,597)
Asset retirement obligation	-	-	(103,299)
Total	$-	$-	$69,694

Note 7 – Commitments and Contingencies

Commitments

Pursuant to our December 1, 2009 Purchase and Sale Agreement, our oil production from the DEEP property is subject to a 1% overriding royalty.  Additionally, production is also subject to an aggregate additional 19.92% royalty for total royalties of 20.92%.

Further, in connection with the aforementioned agreement, we have entered into an Operating Agreement with Caleco, LLC (“Caleco”) for a term equal to the life of the wells.  Caleco owns a 16.83% working interest in DEEP, which is subject to our purchase option described under Note 1.  As the operator, Caleco incurs production and other costs, which are subsequently billed to us through a joint interest billing process; and the operator distributes to us our share of revenue received from production, less royalties and NPI obligations. All expenses and revenue presented by our operator represent our pro rata share of the revenue earned and expenses incurred.  In accordance with the terms of the agreement, the operator is entitled to a fee for services but has instead elected to bill us based on actual time and materials.

Contingencies

We are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the owners for the cost of pollution cleanup resulting from operations and subject the owners to liability for pollution damages. In some instances, the operator may be directed to suspend or cease operations in the affected area.  As of August 31, 2013 and 2012, we have no reserve for environmental remediation and are not aware of any environmental claims.

Note 8 – Subsequent Events

On September 18, 2013, we entered into an Agreement and Plan of Reorganization with SCGC, pursuant to which all of our members agreed to exchange 100% of their membership interest to SCGC in exchange for an aggregate consideration of 14,000,000 shares of SCGC common stock. The closing of our acquisition by SCGC occurred on October 25, 2013.